Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GSE Systems, Inc.

We consent to the incorporation by reference in the registration statements No. 333-138702 and No. 333-150249 on Form S-8 and registration statements No. 333-161121, No. 333-147537, No. 333-144623, No. 333-143199, No. 333-134569 and No. 333-126472 on Form S-3 of GSE Systems, Inc. of our reports dated March 14, 2011, with respect to the consolidated balance sheets of GSE Systems, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of GSE Systems, Inc.

/s/KPMG LLP

Baltimore, Maryland
March 14, 2011